Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-217399 and No. 333-228299 on Form S-8 of PCSB Financial Corporation of our report dated September 9, 2022, relating to the consolidated financial statements of PCSB Financial Corporation and Subsidiaries, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

September 9, 2022

New York, New York